Exhibit 99.1

Manpower Inc. Names Barbara J. Beck Executive Vice President - U.S. and Canadian Operations

MILWAUKEE, Jan. 7 /PRNewswire/ -- Manpower Inc. (NYSE: MAN) today announced that Barbara J. Beck, 41, has been named Executive Vice President - U.S. and Canadian Operations. She will begin her new role at Manpower on the 28th of January 2002.

Beck previously served as an Area Vice President/General Manager of United States - West for Sprint, a $23 billion global communications company. Her 15-year tenure at Sprint included management of technical sales and application engineering, business development, opportunity management, operations, technical support and program management. She has a proven ability to tackle complex challenges and execute the appropriate strategies to drive profitability and customer satisfaction.

"Barbara brings to Manpower a strong and consistent record of success in management across a wide array of functional operations, and I am confident that she will be an excellent addition to Manpower's U.S. and Canadian operations," said Jeffrey A. Joerres, Chairman and CEO of Manpower Inc.

Beck will be filling part of a role that is being vacated by the retirement of Terry A. Hueneke, 59, Executive Vice President of the Americas and Asia Pacific. Hueneke is retiring after a career spanning 28 years at Manpower in a variety of management and executive positions. He will continue serving the company in a consulting role through Beck's orientation period and the subsequent transition of management responsibilities for Manpower's operations in Latin America and Asia Pacific over the next several months. Hueneke will also continue to serve as a member of the Manpower Inc. Board of Directors.

"Terry has exhibited a complete and selfless passion for our business throughout his career, and has always demonstrated the highest level of integrity and commitment to Manpower and our employees," said Joerres. "This commitment is exemplified by his efforts to ensure a smooth transition for all of the operations under his responsibility. We have been very fortunate to benefit from Terry's contributions over the past 28 years," said Joerres.

Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 3,800 offices in 59 countries. The firm annually provides employment to more than 2.7 million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells. More information on Manpower Inc. can be found at the company's website, www.manpower.com.